Exhibit 16.1

September 30, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Ladies and Gentlemen:

We have read the statements of China Electronics Holdings, Inc. pertaining to our firm included under Item 4.01 of Form 8-K and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ GBH CPAs, PC

GBH CPAs, PC